Exhibit 3.18

ALBINO, MAIA & SANTOS, LDA.

Article First

Name, Head Office and Local Representation Offices

1.	The company adopts the name of Albino, Maia & Santos, Unipessoal, Lda..

2.	The company has its registered office at Rua dos Remolares, 28/38, Lisbon.

3.	The management may displace the head office of the company within the national territory.

4.	By resolution of the company’s management, independently of a shareholders resolution, the company may set up or close down any subsidiaries, branches, delegations, agencies or any local forms of representation in Portugal or abroad.

Article Second

Corporate Purpose

1.	The corporate purpose of the company is the trade and industry of ropery products as well as ship artefacts.

2.	With a view to pursuit its corporate purpose, the company may participate in the share capital of other companies or associate itself with them, even with a different corporate purpose, and may participate in consortia and complementary groups of companies, as well as associate itself or cooperate with other companies in any other ways.

Article Third

Share Capital and Shares

The share capital is in the amount of € 120,000.00 (one hundred and twenty thousand euros), fully subscribed in cash paid up and represented by 2 (two) shares held by Manuel Rodrigues de Oliveira Sá & Filhos, S.A., with the nominal values of € 80,000.00 (eighty thousand euros), and € 40,000.00 (forty thousand euros).

Article Forth

Supplementary Capital Contributions

1.	By unanimous resolution of the general meeting, supplementary capital contributions may be requested from the shareholders.

2.	The supplementary capital contributions shall be proportional to the holding in the company’s share capital except if a different criterion is determined by unanimous resolution of the general meeting.

Article Fifth

General Meeting Summoning and Conducting

1.	General meetings will be summoned by any director by registered letter or, for those shareholders who have given their prior consent, by electronic mail with reading receipt, in both cases sent with the advance of fifteen days or within the term provided by law if longer.

2.	General meetings take place at the company’s head office or through telematic means but the company must assure the authenticity of the statements and the security of communications and must record the contents and register the participants.

3.	The shareholders may take written unanimous resolutions and the general meeting may be held independently of summoning if all shareholders are present or represented and agree to start a meeting and to resolve upon certain issue.

4.	Shareholders may be represented at the general meeting by any person nominated by means of a letter addressed to the chairman of the meeting, which may only be used once.

5.	Resolutions may be taken by written voting.

6.	Vote by correspondence is not permitted.

Article Sixth

Quorum and Resolutions

1.	The general meeting may only take valid resolutions if shareholders holding more than half of the share capital are present or represented.

2.	Except where otherwise provided by law or in these articles, shareholders resolutions shall be approved by the majority of the votes cast.

Article Seventh

Management

1.	The management of the company and its representation, before or out of court, actively or passively, belongs to a management board composed by three directors appointed among shareholders or non-shareholders.

2.	The general meeting of shareholders which appoints the directors of the company shall appoint, among them, the chairman of the management board.

3.	The management board has the necessary powers to ensure the management of the company’s businesses.

4.	The management board may delegate in one or more of its members certain acts or categories of acts.

5.	The management board may appoint attorneys of the company, with or without the power of substitution, to perform certain acts or categories of acts.

Article Eighth

Meetings and Resolutions of the Management Board

1.	The management board will meet whenever summoned by any director by written notice sent with the advance of ten days.

2.	Any director may be represented at the meetings by another director, by means of a letter addressed to the management board and may also send his/her vote by correspondence.

3.	The management board meetings may be held independently of summoning if all directors are either present or represented and those in attendance agree to start a meeting and to resolve upon certain issue.

4.	The meetings of the management board may be held through telematic means but the company must assure the authenticity of the statements and the security of communications and must record the contents and register the participants.

5.	The management board can only take resolutions if the majority of its members is either present or represented.

6.	Resolutions of the management board are always adopted by the simple majority of the votes cast.

Article Ninth

Attributions of the Management Board

Without prejudice of other attributions provided by law and by the present articles of association, the management board may decide upon the transfer or encumbrance of any real estate as well as upon the transfer, encumbrance or lease of the company’s undertaking.

Article Tenth

Representation and Powers to Bind the Company

The company shall be bound before third parties:

a)	By the signature of one director;

b)	By the signature of the attorneys of the company, within the scope of the powers of attorney.

Article Eleventh

Financial Year

The company’s financial year shall begin on the 1st of January and shall end on the 31st of December of each year.

Article Twelfth

Allocation of Profits

1.	The year net profits shall have the allocation decided by the general meeting, having the latter powers to resolve upon its total or partial use for the constitution of reserves or distribution to the shareholders, without prejudice of the rules on legal reserves.

2.	During the financial year, the company may advance payments on profits to the shareholders, if applicable legal rules are observed.